EXHIBIT 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 (File No. 333-100630) of First Industrial Realty Trust, Inc. and First Industrial, L.P. of our report dated June 26, 2008 relating to the financial statements and supplemental schedule of First Industrial, L.P. 401(k) Plan, which appears in this Form 11-K.
PricewaterhouseCoopers LLP
Chicago, Illinois
June 26, 2008